101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact:  Domenick Cama
ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results

Short Hills, N.J. – (PR NEWSWIRE) – April 30, 2009 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported today the results of its operations for the three months and nine months ended March 31, 2009.

The Company had net income of $7.1 million for the three months ended March 31, 2009 compared to net income of $4.5 million for the three months ended March 31, 2008. Basic and diluted earnings per share were $0.07 for the three months ended March 31, 2009 compared to basic and diluted earnings of $0.04 per share for the three months ended March 31, 2008.

The Company had a net loss for the nine months ended March 31, 2009 of $70.4 million compared to net income of $10.6 million for the nine months ended March 31, 2008. Basic loss per share was $0.68 for the nine months ended March 31, 2009 compared to basic and diluted earnings of $0.10 per share for the nine months ended March 31, 2008.  The net loss for the nine months ended March 31, 2009 was due to the Company recognizing a $156.7 million pre-tax, non-cash other-than-temporary impairment ("OTTI") charge for the six months ended December 31, 2008 related to our portfolio of pooled bank trust preferred collateralized debt obligations (“CDOs”).

The results for the periods ended March 31, 2009 reflect the following:

•	Tier 1 risk-based capital ratio was 16.5 percent while the tangible common equity ratio was 10.4 percent at March 31, 2009.

•	Pretax income, excluding the impairment losses for the nine months ended March 31, 2009 totaled $38.5 million, an increase of 131% over the same period last year.

•
Net interest income increased 53.2% and 66.6% for the three months and nine months ended March 31, 2009 as compared to the same periods last year driven by strong balance sheet growth and an increase in the net interest margin.

•	Net interest margin for the three months ended March 31, 2009 increased 49 basis points to 2.34% compared to prior year quarter of 1.85%.

•	Total assets increased by 14.8% to $7.37 billion at March 31, 2009 as compared to $6.42 billion at June 30, 2008.

•	Net loans increased by $890.5 million, or 19.1%, to $5.56 billion at March 31, 2009 from $4.67 billion at June 30, 2008.

•	Non-performing loans as a percentage of total loans increased to 1.44% from 0.85% in the December 2008 quarter.

•
The Company’s loan loss provision totaled $8.0 million for the current quarter and $21.0 million for the nine month period ending March 31, 2009, due to strong growth in the loan portfolio, recent deterioration in the economic conditions in our local markets and an increase in loan delinquencies.  Net charge-offs were immaterial for both periods.

•	Deposits increased $799.9 million, or 20.1%, to $4.77 billion at March 31, 2009 from $3.97 billion at June 30, 2008.

•	FDIC insurance premiums increased to $1.8 million for the three months ended March 31, 2009 from $0.1 million for the three months ended March 31, 2008.

On April 14, 2009 the Company announced it received all of the necessary regulatory approvals to proceed with the acquisition of American Bancorp of New Jersey, Inc. The American Bancorp annual meeting of shareholders, at which their shareholders will vote on the acquisition, is scheduled to be held on May 19, 2009. If shareholder approval is received the merger is scheduled to close on or about May 29, 2009.

Commenting on the quarterly results, Kevin Cummings, the Company’s president and CEO said, “We are pleased with the financial results for this quarter considering the current turbulent economic environment. Our quarterly year-over-year operating results reflect significant increases in net income and net interest margin. We had substantial core deposit growth as we attracted new deposit customers at our existing branches as well as at our newest branch located in Morristown which opened during the quarter. We have also been successful in increasing deposits at the branches we acquired in the June 2008 Summit Federal merger. Building on this momentum, we are excited about the pending addition of American Bancorp to our franchise as it will complement our geographic presence and give us an opportunity to leverage our competitive strengths.”

Commenting on the economic conditions Mr. Cummings said “We remain focused on maintaining our conservative lending practices and continue to make loans to well qualified borrowers in this environment. The adverse conditions being experienced by the local economy have resulted in increased loan delinquency and non-performing loans most notably in our construction loan portfolio.  We believe our loan underwriting standards and strong capital position will enable us to withstand the difficult times ahead.”

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $14.6 million, or 18.7%, to $92.7 million for the three months ended March 31, 2009 from $78.2 million for the three months ended March 31, 2008. This increase is attributed to the average balance of interest-earning assets increasing $1.25 billion, or 21.6%, to $7.05 billion for the three months ended March 31, 2009 from $5.80 billion for the three months ended March 31, 2008.   This was partially offset by a 13 basis point decrease in the weighted average yield on interest-earning assets to 5.26% for the three months ended March 31, 2009 compared to 5.39% for the three months ended March 31, 2008 as a result of the lower interest rate environment and the impact of non-performing loans.

Interest income on loans increased by $19.1 million, or 33.2%, to $76.7 million for the three months ended March 31, 2009 from $57.6 million for the three months ended March 31, 2008, reflecting a $1.58 billion, or 38.9%, increase in the average balance of net loans to $5.63 billion for the three months ended March 31, 2009 from $4.05 billion for the three months ended March 31, 2008.  The average yield on loans decreased 23 basis points to 5.45% for the three months ended March 31, 2009 from 5.68% for the three months ended March 31, 2008 reflecting the current low interest rate environment and the impact of non-performing loans.

Interest income on all other interest-earning assets, excluding loans, decreased by $4.5 million, or 22.0%, to $16.0 million for the three months ended March 31, 2009 from $20.6 million for the three months ended March 31, 2008. This decrease reflected a $325.0 million decrease in the average balance of all other interest-earning assets, excluding loans, and a 20 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 4.52% for the three months ended March 31, 2009 from 4.72% for the three months ended March 31, 2008. The decrease in yield resulted from maintaining higher cash balances this quarter at lower yields and receiving less dividend income on stock in FHLB partially offset by $1.3 million in accretion related to our expected cashflows on the previously written down  trust preferred CDOs.

Total interest and dividend income increased by $41.3 million, or 17.7%, to $274.7 million for the nine months ended March 31, 2009 from $233.4 million for the nine months ended March 31, 2008. This increase is due to the average balance of interest-earning assets increasing $1.11 billion, or 19.3%, to $6.84 billion for the nine months ended March 31, 2009 from $5.74 billion for the nine months ended March 31, 2008. This was partially offset by a 7 basis point decrease in the weighted average yield on interest-earning assets to 5.35% for the nine months ended March 31, 2009 compared to 5.42% for the nine months ended March 31, 2008.

Interest income on loans increased by $57.2 million, or 34.0%, to $225.5 million for the nine months ended March 31, 2009 from $168.3 million for the nine months ended March 31, 2008, reflecting a $1.44 billion, or 36.8%, increase in the average balance of net loans to $5.37 billion for the nine months ended March 31, 2009 from $3.93 billion for the nine months ended March 31, 2008.  The average yield on loans decreased 11 basis points to 5.60% for the nine months ended March 31, 2009 from 5.71% for the nine months ended March 31, 2008 reflecting the current low interest rate environment and the impact of non-performing loans.

Interest income on all other interest-earning assets, excluding loans, decreased by $15.9 million, or 24.4%, to $49.2 million for the nine months ended March 31, 2009 from $65.1 million for the nine months ended March 31, 2008. This decrease reflected a $334.9 million decrease in the average balance of all other interest-earning assets and a 35 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 4.45% for the nine months ended March 31, 2009 from 4.80% for the nine months ended March 31, 2008. The decrease in yield resulted from maintaining higher balances of cash this quarter at lower yields and receiving less dividend income from the FHLB partially offset by $1.3 million in accretion related to our expected cashflows on the previously written down trust preferred CDOs.

Interest Expense

Total interest expense increased by $309,000, or 0.6%, to $51.6 million for the three months ended March 31, 2009 from $51.3 million for the three months ended March 31, 2008.  This increase was due to the average balance of total interest-bearing liabilities increasing by $1.36 billion, or 27.0%, to $6.42 billion for the three months ended March 31, 2009 from $5.06 billion for the three months ended March 31, 2008. This was significantly offset by the weighted average cost of total interest-bearing liabilities decreasing 85 basis points to 3.21% for the three months ended March 31, 2009 compared to 4.06% for the three months ended March 31, 2008 as the lower interest rate environment resulted in our certificate of deposit accounts repricing downward to current market rates.

Interest expense on interest-bearing deposits decreased $4.5 million, or 11.7% to $33.9 million for the three months ended March 31, 2009 from $38.4 million for the three months ended March 31, 2008.  This decrease was due to a 101 basis point decrease in the average cost of interest-bearing deposits to 2.96% for the three months ended March 31, 2009 from 3.97% for the three months ended March 31, 2008. This was partially offset by the average balance of interest-bearing deposits increasing $718.5 million, or 18.6% to $4.59 billion for the three months ended March 31, 2009 from $3.87 billion for the three months ended March 31, 2008.

Interest expense on borrowed funds increased by $4.8 million, or 37.3%, to $17.7 million for the three months ended March 31, 2009 from $12.9 million for the three months ended March 31, 2008. This increase is due to the average balance of borrowed funds increasing by $646.4 million or 54.3%, to $1.84 billion for the three months ended March 31, 2009 from $1.19 billion for the three months ended March 31, 2008. This was partially offset by the average cost of borrowed funds decreasing 48 basis points to 3.85% for the three months ended March 31, 2009 from 4.33% for the three months ended March 31, 2008.

Total interest expense decreased by $7.7 million, or 4.8%, to $151.9 million for the nine months ended March 31, 2009 from $159.6 million for the nine months ended March 31, 2008.  This decrease was due to the weighted average cost of total interest-bearing liabilities decreasing 97 basis points to 3.30% for the nine months ended March 31, 2009 compared to 4.27% for the nine months ended March 31, 2008 as the lower interest rate environment resulted in our certificate of deposit accounts repricing downward to current market rates. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.15 billion, or 23.1%, to $6.14 billion for the nine months ended March 31, 2009 from $4.98 billion for the nine months ended March 31, 2008.

Interest expense on interest-bearing deposits decreased $21.4 million, or 18.1% to $96.8 million for the nine months ended March 31, 2009 from $118.2 million for the nine months ended March 31, 2008.  This decrease was due to a 105 basis point decrease in the average cost of interest-bearing deposits to 3.08% for the nine months ended March 31, 2009 from 4.13% for the nine months ended March 31, 2008. This was partially offset by the average balance of interest-bearing deposits increasing $383.5 million, or 10.1% to $4.20 billion for the nine months ended March 31, 2009 from $3.81 billion for the nine months ended March 31, 2008.

Interest expense on borrowed funds increased by $13.6 million, or 32.9%, to $55.1 million for the nine months ended March 31, 2009 from $41.4 million for the nine months ended March 31, 2008. This increase is attributed to the average balance of borrowed funds increasing by $768.4 million or 65.7%, to $1.94 billion for the nine months ended March 31, 2009 from $1.17 billion for the nine months ended March 31, 2008. This was partially offset by the average cost of borrowed funds decreasing 93 basis points to 3.79% for the nine months ended March 31, 2009 from 4.72% for the nine months ended March 31, 2008.

Net Interest Income

Our net interest margin for the three months and nine months ended March 31, 2009 was positively impacted by the steeper yield curve which allowed us to reduce deposit rates and borrow money at lower rates while keeping mortgage rates relatively stable.

Net interest income increased by $14.3 million, or 53.1%, to $41.2 million for the three months ended March 31, 2009 from $26.9 million for the three months ended March 31, 2008.  The increase was caused by an 85 basis point decrease in our cost of interest-bearing liabilities to 3.21% for the three months ended March 31, 2009 from 4.06% for the three months ended March 31, 2008 and growth in average interest earning assets.  This was partially offset by a 13 basis point decrease in our yield on interest-earning assets to 5.26% for the three months ended March 31, 2009 from 5.39% for the three months ended March 31, 2008. Our net interest margin improved by 49 basis points from 1.85% for the three months ended March 31, 2008 to 2.34% for the three months ended March 31, 2009.

Net interest income increased by $49.1 million, or 66.6%, to $122.8 million for the nine months ended March 31, 2009 from $73.7 million for the nine months ended March 31, 2008.  The increase was caused primarily by a 97 basis point decrease in our cost of interest-bearing liabilities to 3.30% for the nine months ended March 31, 2009 from 4.27% for the nine months ended March 31, 2008 and growth in average interest earning assets. This was partially offset by a 7 basis point decrease in our yield on interest-earning assets to 5.35% for the nine months ended March 31, 2009 from 5.42% for the nine months ended March 31, 2008.  Our net interest margin improved by 68 basis points from 1.71% for the nine months ended March 31, 2008 to 2.39% for the nine months ended March 31, 2009.

Provision for Loan Losses

Our provision for loan losses was $8.0 million for the three month period ended March 31, 2009 compared to $1.0 million for the three month period ended March 31, 2008. For the three months ended March 31, 2009, net charge-offs totaled $8,000 compared to net charge-offs of $22,000 for the three months ended March 31, 2008. The increase in our provision is due to internal downgrades of certain loans in the commercial real estate portfolio resulting in specific reserves; an increase in specific reserves on a previously disclosed impaired loan; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in loan delinquency and non-performing loans; and the adverse economic conditions in our lending area.

Our provision for loan losses was $21.0 million for the nine month period ended March 31, 2009 compared to $2.9 million for the nine month period ended March 31, 2008. For the nine months ended March 31, 2009, net charge-offs totaled $25,000 compared to net charge-offs of $31,000 for the nine months ended March 31, 2008. The increase in our provision is due to continued growth in the loan portfolio; internal downgrades of certain loans in the commercial real estate portfolio resulting in specific reserves; an increase in specific reserves on a previously disclosed impaired loan; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in loan delinquency and non-performing loans; and the adverse economic conditions in our lending area.

The comparative table below details non-performing loans and allowance for loan loss coverage ratios over the last four quarters.

	March 31,		December 31,		September 30,		June 30,
	2009		2008		2008		2008
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)

Residential and consumer	66	$17.5	46	$10.4	34	$6.9	39	$6.8
Multi-family	4	19.8	4	19.8	4	19.8	3	0.5
Commercial	2	1.9	1	0.6	1	0.6	0	0
Construction	9	40.9	5	17.0	4	14.8	2	12.1
Total Non-Performing Loans	81	$80.1	56	$47.8	43	$42.1	44	$19.4

Non-performing loans to total loans		1.44%		0.85%		0.79%		0.42%
Allowance for loan loss as a
percent of non-performing loans		43.10%		55.53%		44.05%		70.03%
Allowance for loan losses as a
percent of total loans		0.62%		0.47%		0.35%		0.29%

The non-performing multifamily loan of $19.4 million has a current loan to value of approximately 55% and management believes that the probability of loss on this loan is low.

The allowance for loan losses increased by $21.0 million to $34.5 million at March 31, 2009 from $13.6 million at June 30, 2008.  Loan chargeoffs were immaterial for the nine months ended March 31, 2009. Non-performing loans increased $32.3 million this quarter mostly due to four construction loans totaling $23.9 million and twenty residential loans totaling $7.1 million.  Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, an increase in non-performing loans, and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-interest Income

Total non-interest income increased by $1.3 million to $3.4 million for the three months ended March 31, 2009 from $2.1 million for the three months ended March 31, 2008.  The increase was primarily the result of a $1.9 million increase in the gain on sale of residential mortgage loans as mortgage banking activity increased due to the low interest rates offered by FNMA for residential loans. This increase was offset by a decrease in bank owned life insurance income of $700,000.

Total non-interest income decreased by $156.8 million to a loss of $150.8 million for the nine months ended March 31, 2009 from income of $6.0 million for the nine months ended March 31, 2008.  The decrease was primarily the result of a $156.7 million pre-tax non-cash OTTI charge recognized on our pooled bank trust preferred CDOs for the nine months ended March 31, 2009.

Non-interest Expenses

Total non-interest expenses increased by $3.8 million, or 18.5%, to $24.5 million for the three months ended March 31, 2009 from $20.6 million for the three months ended March 31, 2008. The net increase is primarily attributed to a $1.7 million increase in our FDIC premiums and compensation and fringe benefits increasing by $1.7 million as a result of the accelerated vesting of two participants in the equity incentive plan; staff additions in our commercial real estate, retail banking areas and our mortgage company; additional equity incentive plan expense for grants made during 2008. Additionally, we incurred expenses associated with opening two new branches.

Total non-interest expenses increased by $9.5 million, or 15.9%, to $69.6 million for the nine months ended March 31, 2009 from $60.1 million for the nine months ended March 31, 2008. Included in the prior year was a $2.3 million gain recognized from the curtailment and settlement of our postretirement benefit obligation. Excluding this item, the net increase of $7.2 million is attributed to a $2.8 million increase on our FDIC premiums; compensation and fringe benefits increasing by $2.8 million as a result of the accelerated vesting of two participants in the equity incentive plan; staff additions in our commercial real estate, retail banking areas and our mortgage company; additional equity incentive plan expense for grants made during 2008. The other increases are associated with opening two new branches and additional advertising expense to promote our deposit and loan growth initiatives.

Income Taxes

Income tax expense was $5.0 million for the three months ended March 31, 2009 representing an effective tax expense rate of 41.6% for the period. There was an income tax expense of $2.8 million for the three months ended March 31, 2008 representing an effective tax expense rate of 38.6% for the period.

Income tax benefit was $48.3 million for the nine months ended March 31, 2009 representing a 40.7% effective tax benefit rate for the period. The benefit is primarily the result of the OTTI charge taken on our pooled trust preferred securities. For the nine months ended March 31, 2008 there was an income tax expense of $6.1 million representing an effective tax expense rate of 36.6% for the period.

Balance Sheet Summary

Total assets increased by $947.7 million, or 14.8%, to $7.37 billion at March 31, 2009 from $6.42 billion at June 30, 2008.  This increase was largely the result of the growth in our loan portfolio partially offset by the decrease in our securities portfolio.

Net loans, including loans held for sale, increased by $917.9 million, or 19.6%, to $5.60 billion at March 31, 2009 from $4.68 billion at June 30, 2008.  As many financial institutions have curtailed their lending operations, we have taken advantage of this opportunity to increase our loan portfolio without compromising our underwriting standards. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase and our loan portfolio does not include any sub-prime loans or option ARMs.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the nine months ended March 31, 2009 we originated $300.4 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months ended March 31, 2009, we purchased loans totaling $670.0 million from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the nine months ended March 31, 2009, we took advantage of several opportunities to purchase $303.8 million of residential mortgage loans that met our underwriting criteria on a “bulk purchase” basis.

For the nine months ended March 31, 2009, we originated $58.5 million in multi-family loans, $117.8 million in commercial real estate loans and $111.6 million in construction loans.  We also purchased $100.9 million of multi-family loans in the secondary market on a “bulk purchase” basis. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family, commercial real estate and construction loans.

Securities, in the aggregate, decreased by $361.2 million, or 24.8%, to $1.10 billion at March 31, 2009, from $1.46 billion at June 30, 2008. The decrease is the result of the run-off of the securities portfolio and the writedown of pooled bank trust preferred CDOs through a $156.7 million pre-tax non-cash OTTI charge in prior quarters.  The majority of the CDOs are performing in accordance with contractual terms and during the current quarter we recognized $1.3 million in accretion related to our expected cashflows relating to these securities.

The securities portfolio also includes private label mortgage backed securities with an amortized cost of $178.3 million and a fair value of $166.0 million. Of these securities, $169.2 million in amortized cost, $158.7 million in fair value, are AAA rated and were  originated in the period 2002-2004 and are performing in accordance with contractual terms. The decrease in fair value for these securities is attributed to changes in market interest rates. One security with an amortized cost of $8.0 million, $6.3 million fair value, was downgraded to BBB in April 2009. Management will continue to monitor these securities for possible OTTI.

Net deferred tax asset increased by $67.5 million from $40.7 million at June 30, 2008 to $108.2 million at March 31, 2009 which is primarily attributed to the tax benefit recorded as a result of the OTTI charge on our pooled bank trust preferred CDOs. The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $8.6 million from $60.9 million at June 30, 2008 to $69.6 million at March 31, 2009 as a result of an increase in our level of borrowings at March 31, 2009. There was also an increase in accrued interest receivable of $4.8 million resulting from an increase in the average balance of our interest-earning assets. Additionally, bank owned life insurance increased by $2.2 million from $96.2 million at June 30, 2008 to $98.4 million at March 31, 2009.

Deposits increased by $799.9 million, or 20.1%, to $4.77 billion at March 31, 2009 from $3.97 billion at June 30, 2008.  Checking account deposits, savings account deposits money market account deposits and certificates of deposits increased by $485.2 million, $194.6 million, $86.3 million and $33.8 million, respectively. Deposits increased as we were successful in attracting new municipal deposit accounts, opened our newest branch during the quarter and added business from existing customer relationships, most noticeably the branches acquired in the Summit Federal merger in June 2008.

Borrowed funds increased $192.0 million, or 12.3%, to $1.76 billion at March 31, 2009 from $1.56 billion at June 30, 2008. We utilized wholesale borrowings to fund a portion of our loan growth because of the lower rates available in the wholesale markets.

Stockholders’ equity decreased $61.7 million to $766.9 million at March 31, 2009 from $828.5 million at June 30, 2008 primarily due to net loss of $70.4 million for the nine months ended March 31, 2009. The decrease was partially offset by an increase in additional paid-in capital for compensation costs associated with stock options and restricted stock.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and fifty-three branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey.

Earnings Conference Call May 1, 2009 at 11:00 a.m. (ET)

The Company, as previously announced, indicated that it will host an earnings conference call Friday morning, May 1, 2009 at 11:00 a.m. (ET). The toll-free dial-in number is (800) 860-2442. A telephone replay will be available on May 1, 2009 from 1:00 p.m. (ET) through May 18, 2009, 9:00 p.m. (ET). The replay number is (877) 344-7529 password 430132. The conference call will also be simultaneously webcast on the Company's website www.isbnj.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
March 31, 2009 (Unaudited) and June 30, 2008

	March 31,	June 30,
	2009	2008
	(In thousands)
Assets
Cash and cash equivalents	$322,469	22,823
Securities available-for-sale, at estimated fair value	166,584	203,032
Securities held-to-maturity, net (estimated fair value of $948,896 and $1,198,053 at March 31, 2009 and June 30, 2008, respectively)	930,349	1,255,054
Loans receivable, net	5,560,678	4,670,150
Loans held-for-sale	37,220	9,814
Stock in the Federal Home Loan Bank	69,574	60,935
Accrued interest receivable	32,535	27,716
Office properties and equipment, net	34,894	29,710
Net deferred tax asset	108,214	40,702
Bank owned life insurance contract	98,409	96,170
Other assets	5,907	3,036
Total assets	$7,366,833	6,419,142
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$4,770,178	3,970,275
Borrowed funds	1,755,562	1,563,583
Advance payments by borrowers for taxes and insurance	24,015	21,829
Other liabilities	50,219	34,917
Total liabilities	6,599,974	5,590,604
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 109,052,929 and 109,010,756 outstanding at March 31, 2009 and June 30, 2008, respectively	532	532
Additional paid-in capital	522,126	514,613
Retained earnings	415,612	486,244
Treasury stock, at cost; 8,967,351 and 9,009,524 shares at March 31, 2009 and June 30, 2008, respectively	(128,121)	(128,977)
Unallocated common stock held by the employee stock ownership plan	(36,514)	(37,578)
Accumulated other comprehensive loss	(6,776)	(6,296)
Total stockholders' equity	766,859	828,538
Total liabilities and stockholders' equity	$7,366,833	6,419,142

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$76,723	57,605	225,494	168,262
Securities:
Government-sponsored enterprise obligations	304	1,119	1,295	4,024
Mortgage-backed securities	11,946	15,346	38,219	48,717
Equity securities available-for-sale	1	68	64	224
Municipal bonds and other debt	2,986	2,627	7,372	8,773
Interest-bearing deposits	119	258	158	814
Repurchase agreements	—	162	—	162
Federal Home Loan Bank stock	670	975	2,094	2,375
Total interest and dividend income	92,749	78,160	274,696	233,351
Interest expense:
Deposits	33,900	38,395	96,837	118,206
Secured borrowings	17,691	12,887	55,053	41,414
Total interest expense	51,591	51,282	151,890	159,620
Net interest income	41,158	26,878	122,806	73,731
Provision for loan losses	8,000	997	21,000	2,946
Net interest income after provision for loan losses	33,158	25,881	101,806	70,785
Non-interest income (loss)
Fees and service charges	906	780	2,358	2,348
Income on bank owned life insurance	256	950	2,240	3,016
Gainon sales of mortgage loans, net	2,163	234	2,229	466
Gain (loss) on securities transactions	2	(17)	(157,969)	(241)
Gain on sale of other real estate owned, net	—	2	—	2
Other income	90	186	301	364
Total non-interest income (loss)	3,417	2,135	(150,841)	5,955
Non-interest expense
Compensation and fringe benefits	15,670	13,998	45,413	40,268
Advertising and promotional expense	640	643	2,400	1,890
Office occupancy and equipment expense	2,998	2,685	8,540	8,052
Federal insurance premiums	1,800	115	3,157	335
Stationery, printing, supplies and telephone	488	494	1,523	1,388
Legal, audit, accounting, and supervisory examination fees	599	580	1,789	1,616
Data processing service fees	1,113	1,197	3,348	3,375
Other operating expenses	1,147	922	3,466	3,175
Total non-interest expenses	24,455	20,634	69,636	60,099
Income (loss) before income tax expense (benefit)	12,120	7,382	(118,671)	16,641
Income tax expense (benefit)	5,042	2,847	(48,281)	6,091
Net income (loss)	$7,078	4,535	(70,390)	10,550

Basic earnings (loss) per share	$0.07	0.04	(0.68)	0.10
Diluted earnings per share	$0.07	0.04	n/a	0.10
Weighted average shares outstanding
Basic	104,192,971	104,697,317	103,977,771	105,809,536
Diluted	104,228,891	104,780,465	103,977,771	105,953,418

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2009				March 31, 2008
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$205,083		$119	0.23%	$41,718		$258	2.47%
Repurchase agreements	-		-	-	23,626		162	2.74%
Securities available-for-sale	179,298		2,083	4.65%	227,877		2,625	4.61%
Securities held-to-maturity	960,946		13,154	5.48%	1,405,903		16,535	4.70%
Net loans	5,631,836		76,723	5.45%	4,053,804		57,605	5.68%
Stock in FHLB	73,062		670	3.67%	44,270		975	8.81%
Total interest-earning assets	7,050,225		92,749	5.26%	5,797,198		78,160	5.39%
Non-interest earning assets	258,737				185,045
Total assets	$7,308,962				$5,982,243

Interest-bearing Liabilities:
Savings	$555,319		$3,242	2.34%	$389,507		$2,075	2.13%
Interest-bearing checking	711,075		4,082	2.30%	345,902		1,608	1.86%
Money market accounts	294,927		1,558	2.11%	208,798		1,225	2.35%
Certificates of deposit	3,025,100		25,018	3.31%	2,923,675		33,487	4.58%
Borrowed funds	1,836,931		17,691	3.85%	1,190,571		12,887	4.33%
Total interest-bearing liabilities	6,423,352		51,591	3.21%	5,058,453		51,282	4.06%
Non-interest bearing liabilities	134,248				97,722
Total liabilities	6,557,600				5,156,175

Stockholders' equity	751,362				826,068
Total liabilities and stockholders' equity	$7,308,962				$5,982,243

Net interest income			$41,158				$26,878

Net interest rate spread				2.05%				1.33%

Net interest earning assets	$626,873				$738,745

Net interest margin				2.34%				1.85%

Ratio of interest-earning assets to total interest-bearing liabilities	1.10	X			1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Nine Months Ended
	March 31, 2009				March 31, 2008
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$81,979		$158	0.26%	$31,414		$814	3.45%
Repurchase agreements	-		-	0.00%	7,732		162	2.79%
Securities available-for-sale	191,002		6,574	4.59%	242,244		8,354	4.60%
Securities held-to-maturity	1,122,518		40,376	4.80%	1,483,264		53,384	4.80%
Net loans	5,371,836		225,494	5.60%	3,927,416		168,262	5.71%
Stock in FHLB	77,326		2,094	3.61%	43,327		2,375	7.31%
Total interest-earning assets	6,844,661		274,696	5.35%	5,735,397		233,351	5.42%
Non-interest-earning assets	213,655				184,797
Total assets	$7,058,316				$5,920,194

Interest-bearing Liabilities:
Savings	$448,667		$6,892	2.05%	$361,733		$5,662	2.09%
Interest-bearing checking	485,867		6,924	1.90%	353,957		5,959	2.24%
Money market accounts	275,134		4,582	2.22%	201,230		3,889	2.58%
Certificates of deposit	2,987,340		78,439	3.50%	2,896,570		102,696	4.73%
Borrowed funds	1,938,909		55,053	3.79%	1,170,464		41,414	4.72%
Total interest-bearing liabilities	6,135,917		151,890	3.30%	4,983,954		159,620	4.27%
Non-interest-bearing liabilities	120,936				102,084
Total liabilities	6,256,853				5,086,038

Stockholders' equity	801,463				834,156
Total liabilities and stockholders' equity	$7,058,316				$5,920,194

Net interest income			$122,806				$73,731

Net interest rate spread				2.05%				1.15%

Net interest earning assets	$708,744				$751,443

Net interest margin				2.39%				1.71%

Ratio of interest-earning assets to total interest-bearing liabilities	1.12	X			1.15	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

For the Three Months Ended
March 31,
2009	2008

Return on average assets	0.39%	0.30%
Return on average equity	3.77%	2.20%
Interest rate spread	2.05%	1.33%
Net interest margin	2.34%	1.85%
Efficiency ratio	54.86%	71.12%
Non-interest expense to average total assets	1.34%	1.38%
Average interest-earning assets to average interest-bearing liabilities	1.10	x	1.15	x

For the Nine Months Ended
March 31,
2009	2008

Return on average assets	-1.33%	0.24%
Return on average equity	-11.71%	1.69%
Interest rate spread	2.05%	1.15%
Net interest margin	2.39%	1.71%
Efficiency ratio	-248.39%	75.42%
Efficiency ratio (excluding OTTI)	53.92%	75.19%
Non-interest expense to average total assets	1.32%	1.35%
Average interest-earning assets to average interest-bearing liabilities	1.12	x	1.15	x

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	At March 31,	At June 30,
	2009	2008

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.09%	0.30%
Non-performing loans as a percent of total loans	1.44%	0.42%
Allowance for loan losses as a percent of non-performing loans	43.10%	70.03%
Allowance for loan losses as a percent of total loans	0.62%	0.29%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	17.32%	21.77%
Tier 1 risk-based capital (to risk weighted assets) (1)	16.46%	21.37%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	9.04%	11.93%
Equity to total assets (period end)	10.41%	12.91%
Average equity to average assets	11.35%	13.34%
Tangible capital (to tangible assets)	10.38%	12.89%
Book value per common share	$7.28	$7.87

Other Data:
Number of full service offices	53	52
Full time equivalent employees	580	537
(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.